EXHIBIT 21

LIST OF SUBSIDIARIES OF

HORIZON TECHNOLOGY FINANCE CORPORATION

AS OF 12/31/2019

Compass Horizon Funding Company LLC — Delaware Limited Liability Company

Horizon Credit II LLC — Delaware Limited Liability Company

Horizon Funding 2019-1 LLC — Delaware Limited Liability Company

Horizon Funding Trust 2019-1 – Delaware Trust

HSBG LLC — Delaware Limited Liability Company

HAU Assets LLC – Delaware Limited Liability Company